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                                                                     Exhibit 3.1

Final

                    DRY CREEK RANCHERIA BAND OF POMO INDIANS

                           Ordinance No. 03-10-25-003

               The River Rock Entertainment Authority Act of 2003

Article 1. Short Title

         This Ordinance shall be known as the "River Rock Entertainment Authority Act of 2003."

         1.1 The purpose of this Ordinance is to create a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Porno Indians, a federally recognized Indian tribe ("Tribe"), to be known as the "River Rock Entertainment Authority" (the "Authority").

         1.2 The Authority shall have all of the privileges and immunities of the Tribe, and shall exercise the Tribe's ownership, management and supervision of the River Rock Gaming Enterprise, a Tribal gaming and entertainment complex (the "Gaming Enterprise," as described below) operated pursuant to the federal Indian Gaming Regulatory Act, including i) owning and holding in the Authority's name all Gaming Enterprise Assets, as defined herein, and ii) limiting the liability of the Gaming Enterprise and recourse to the Gaming Enterprise Assets with respect to obligations of the Tribe not associated with the Gaming Enterprise or authorized by the Authority Board to be incurred by the Tribe on behalf or for the benefit of the Gaming Enterprise.

         1.3 This Ordinance constitutes a delegation of powers by the Tribal Council to the Board of Directors with direction to the Board to take all actions, upon passage of this Ordinance, that may be necessary to implement the creation of, and the holdings and ability to exercise the powers described herein by, the Authority, subject to the limitations herein set forth, and constitutes an authorization by the Tribal Council to the Board and the Authority to carry out all actions contemplated under and in accordance with this Ordinance in connection with the ownership and operation of the Gaming Enterprise.

Article 2. Principal Place of Business: Other Business Locations

         2.1 The Authority's principal place of business shall be on the Dry Creek Rancheria ("reservation") located in Sonoma County, California, or at such other place as the Authority Board may establish from time to time, provided that any location off of the reservation shall require approval of the Board of Directors. The address for the Authority's principal place of business shall be maintained on file by the Tribal Secretary.

Article 3. Findings and Declarations

         The Tribe finds and declares:

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         3.1 The development of Tribal governmental enterprises is vitally important to the economy of the Tribe and the general welfare of its members.

         3.2 The Gaming Enterprise is a successful Tribal governmental enterprise operated under the federal Indian Gaming Regulatory Act ("IGRA"), a Tribal-State Compact between the Tribe and the State, and a Tribal Gaming Ordinance adopted by the Tribe and approved by the Secretary of the Interior in accordance with IGRA.

         3.3 The ability of the Tribe to finance, develop, construct, operate, and maintain the Gaming Enterprise will be enhanced by the creation of a governmental instrumentality which can, among other things, obtain enterprise financing, meet and consult with those providing to the Tribe contractual, leasehold, professional, legal and financial services, and do all other things necessary to properly own and operate the Gaming Enterprise for the Tribe's benefit. The Authority created by this Ordinance is intended to perform those and similar functions with regard to the Gaming Enterprise.

Article 4. Relation to Tribe

         4.1 The Authority is an unincorporated subordinate instrumentality and agency of the Tribal government established pursuant to the Articles of Association. The Authority is subject to this Ordinance and the overall powers of the Tribal Council. The Authority and its assets and activities shall have the same privileges and immunities from federal, state, and local government taxation as the Tribe and its assets and activities. The Authority is not an entity separate from the tribe for any federal or state taxing purposes.

         4.2 On and after the date of enactment of this Ordinance (the "Effective Date"), the Board of Directors is directed to do all things necessary to allocate and assign all Gaming Enterprise Assets constituting personal property and all Gaming Enterprise Rights shall be allocated to the Authority and deemed owned by the Authority, subject to the powers of the Authority and the Authority Board as herein provided. As between the Tribe and the Authority, all Gaming Enterprise Assets not constituting Real Property shall be held in the name of the Authority; provided that to the extent it shall be reasonably impracticable for the Authority to hold any Gaming Enterprise Assets in its own name, then the Tribe may hold such assets in the Tribes name for the exclusive benefit of the Authority and as to such assets, the Authority shall have the same rights of use and enjoyment, as though the same were held in the name of the Authority.

         4.3. On the Effective Date, except as the Authority Board may otherwise determine, all employees, consultants, agents and attorneys of the Tribe providing service with respect to the Gaming Enterprise on this date ("Providers")under any terms and conditions shall become Providers of the Authority upon the same terms and conditions. To the extent any of such Providers also provide services other than for the benefit of the Gaming Enterprise, such persons shall also be deemed to such extent to be employed by the Tribe, with a fair and reasonable allocation of costs of such persons (both direct and indirect) being made as between the Authority and the Tribe.

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         4.4 On the Effective Date, all obligations and responsibility of the
Tribe to perform under any Gaming Enterprise Obligations existing on the Effective date shall be delegated to and deemed assumed by the Authority, with the Authority being obligated to perform any obligations of the Tribe thereunder. On the Effective Date, all right, title and interest in and to any Gaming Enterprise Contract in effect on the Effective Date, shall be allocated to the Authority and deemed owned by the Authority. Subject to any contrary requirement of federal law or any state-tribal gaming compact entered into between the Tribe and the State of California pursuant to IGRA, all Gaming Enterprise Contracts entered into after the Effective Date shall be entered into in the name of the Authority and not the Tribe, provided that to the extent it shall be reasonably impracticable for the any Gaming Contract to be entered into in the name of the Authority, instead of the name of the Tribe, then the contract may be entered into in the name of the Tribe so long as the Tribe and all other parties to the contract shall in writing acknowledge that the contract inures to the benefit of and may enforced by and in the name of the Authority, to the same extent as though the Gaming Contract were entered into in the name of the Tribe. Any Gaining Enterprise Contract may be entered into by both the Tribe and the Authority.

         4.5 The Authority shall have the right to enjoy and exercise all Gaming Enterprise Tribal Rights.

         4.6 Any exercise by the Authority of any powers or authority in accordance with this Ordinance shall constitute the exercise of a governmental function of the Tribe.

         4.7 Notwithstanding any other contract, term or agreement of the Tribe or the Authority, no waiver of sovereign immunity by any Tribal Party with respect to any matter, dispute or claim shall ever permit or allow or be construed or interpreted to permit or allow any enforcement or recourse as against the Authority, the Gaming Enterprise or Gaming Enterprise Assets, and no obligation, whether arising from contract, agreement, tort or otherwise, of any Tribal Party shall ever constitute an obligation of the Authority, unless in each case the Authority shall by Official Action consent to the same in writing.

Article 5. Authority Rights, Powers and Immunities

         5.1 The Authority shall be entitled to all of the privileges and immunities of the Tribe, including the sovereign immunity of the Tribe, to the same extent as the Tribe itself.

         5.2 It is the intent of this Ordinance to authorize the Authority to do any and all things necessary or desirable in connection with the financing, development, construction, ownership, lease, operation, management, maintenance and promotion of the Gaming Enterprise so as to further the governmental interests of the Tribe.

         5.3 In order to further its goals, the Authority shall have the power in its own name, with respect to the Gaming Enterprise and Gaming Enterprise Assets, and subject to the limits set forth herein, to:

                  5.3.1 purchase, take, receive, lease, obtain by gift or bequest, or otherwise acquire, own, hold, improve, use, and otherwise in and with real or personal property, or any interest therein, wherever situated;

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                  5.3.2 sell, convey, mortgage, pledge, lease, exchange,
transfer, and otherwise dispose of all or any part of its property and assets, including Gaming Assets not constituting Real Property;

                  5.3.3 purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States, or of any other government, tribe, state, territory, governmental district or municipality, or of any instrumentality thereof;

                  5.3.4 make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the Authority may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises and income;

                  5.3.5 employ contractors, consultants, attorneys and accountants;

                  5.3.6 lend money for its purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested;

                  5.3.7 conduct its affairs, carry on its operations, hold property, and have offices and exercise the powers granted by this Ordinance, within or without the Reservation boundaries;

                  5.3.8 hire, supervise and terminate employees, and appoint agents, of the Authority and define their duties and fix their compensation, provided that all employees shall be governed by the personnel policies of the Tribe;

                  5.3.9 make and alter By-Laws, not inconsistent with this Ordinance, or with the laws, ordinances, and regulations of the Tribe and the United States, for the administration and regulation of the affairs of the Authority;

                  5.3.10 be an owner, promoter, partner, member, associate or manager of any partnership, joint venture, trust or other enterprise;

                  5.3.11 establish committees of the Authority Board, elect or appoint persons to the committees, and define their duties and fix their compensation in accordance with the personnel policies of the Tribe;

                  5.3.12 indemnify to the extent deemed necessary any director or officer or former director or officer, or employee or went of the Authority; and have the power to indemnify any such person made a party to any proceeding by or in the right of the Authority by reason of the fact the person is or was a director, officer, employee or went of the Authority against reasonable expenses actually incurred in connection with such proceeding if the person's conduct was in good faith and the person reasonably believed their conduct to be in the Authority's best interests or reasonably believed their conduct to be not opposed to the Authority's best interests. In the case of any criminal proceeding, the person must have had no reasonable cause to believe their conduct was unlawful. No indemnification shall be made pursuant to this provision in respect to any proceeding in which the person was adjudged to be liable to the Authority, or in respect to any proceeding, whether or not involving action in the persons' official capacity, in which the person was adjudged to be liable on the basis that they personally received a benefit in money, property, or services to which they were not legally entitled;

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                  5.3.13 purchase and maintain insurance, including insurance on behalf of the Authority, the Tribe, any business or enterprise in which the Authority has any interest or participation, and of any person who is or was a director, officer, employee, or agent of the Authority or serving at the request of the Authority in such a capacity against any liability asserted against the person and incurred in any such capacity or arising out of the person's status as such, whether or not the Authority would have the power to otherwise indemnify the person against such liability under the provisions of this Ordinance;

                  5.3.14 open and maintain such deposit and securities accounts with banks, securities intermediaries and other financial institutions, whether located within or without of the State of California, and to deposit therein any or all revenues of the Gaming Enterprise; and

                  5.3.15 have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Authority is organized.

         5.4 The Authority shall have no power to exercise any regulatory or legislative power.

         5.5 Except with respect to Gaming Enterprise Assets or with the consent of the Tribal Council, no activity of the Authority nor any indebtedness incurred by it shall encumber, implicate or in any way involve any asset of the Tribe, another Tribal Entity, nor any Tribal member, unless such asset has been expressly assigned or leased in writing to the Authority along with a delegation of power necessary to so encumber or implicate it by Authority action, provided that assets acquired by the Authority pursuant to this Ordinance, although remaining assets of the Tribe, may be pledged, leased, transferred, assigned, encumbered or otherwise administered by the Authority in the ordinary course of Authority business unless the Authority is prohibited or restricted from doing so by this Ordinance or other applicable law.

Article 6.        Definitions

         6.1 For purposes of this Ordinance, certain terms are defined in the subsections that follow. When not inconsistent with the context, words used in the present tense include the future, words in the singular include the plural, words in the plural include the singular, and wards in one gender include the other gender. The word "shall" is always mandatory and not merely directory.

                  6.1.1 "Articles of Association" shall mean the Articles of Association of the Tribe and as amended from time to time in accordance with the terms of this Ordinance.

                  6.1.2 "Authority" when capitalized, means the Dry Creek Rancheria Band of Pomo Indians Tribal River Rock Entertainment Authority created by this Ordinance.


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                  6.1.3 "Board of Directors" means the Board of Directors of the
Tribe, established pursuant to the Articles of Association.

                  6.1.4 Authority Board" shall mean the board of directors of the Authority.

                  6.1.5 "Authority Project" shall mean any enterprise, business or other activity undertaken by the Authority to further its purposes.

                  6.1.6 "Gaming Enterprise Assets" shall mean any and all real, mixed and personal property (a) reflected on the balance sheet of the Gaming Enterprise as an instrumentality of the Tribe as of December 31, 2002 or any subsequent balance sheet of the Gaming Enterprise, (b) the Gaming Enterprise and any related parking or parking-related improvements or structures, and (c) all tangible and intangible property associated with, or reasonably related and beneficial to, the Gaming Enterprise owned by or on behalf of any Tribal Party, including without limitation (i) all gaming, entertainment, restaurant and related equipment, (ii) all intellectual property, (iii) the books and records thereof and all office equipment and receptacles associated therewith, and (iv) all revenues of any Tribal Party derived from the Gaming Enterprise, exclusive of revenues distributed by the Authority to another Tribal Party for application to non-Gaming Enterprise purposes, provided that Gaming Assets shall not include property that is not used in a trade, business, or other commercial undertaking unless reported as an asset of the Authority in accordance with generally accepted accounting principles.

                  6.1.7 "Gaming Enterprise" shall mean the River Rock Casino and entertainment complex associated therewith, located on the Tribe's reservation in Sonoma County, California, and any class II and class III gaming (as such terms are defined in IGRA) business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming business operated by or on behalf of a Tribal Party.

                  6.1.8 "Gaming Enterprise Contracts" shall mean all contracts or agreements entered into by any Tribal Party in connection with the Gaming Enterprise or the ownership of Gaming Enterprise Assets. Gaming Enterprise Contracts shall not include an tribal-state gaming compact entered into between the Tribe and the State of California in accordance with IGRA or any guarantee of performance by the Authority of any Gaming Enterprise Contract.

                  6.1.9 "Gaming Enterprise Obligations" shall mean any obligation incurred by any Tribal Party in connection with the Gaming Enterprise, including any Obligations related thereto.

                  6.1.10 "Gaming Enterprise Tribal Rights" shall mean all rights of the Tribe or any affiliate to engage in gaming, as limited by the Tribe's Gaming Ordinance and rules and regulations of the Dry Creek Gaming Commission, and the unrestricted right and license to have access to use and enjoy all real property, improvements to real property and interests in real property held by or in trust for any Tribal Party that constitute Gaming Enterprise Assets or which are necessary or useful for the ownership, operation and enjoyment by the Authority of the Gaming Enterprise.

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                  6.1.11   "Including" means including but not limited to.

                  6.1.12 "Obligations" means any notes, bonds, interim certificates, debentures, mortgages or other evidences of indebtedness issued by the Authority under this Ordinance.

                  6.1.13 "Obligee" includes any holder of an Obligation, agent or trustee for any holder of any Obligation.

                  6.1.14 "Other Business" means any business, enterprise or activity, other than a Licensed Gaming Establishment, which the Authority Board determines should be conducted by the Authority, which is related to or associated with a Licensed Gaming Establishment.

                  6.1.15 "Tribal Party" shall mean the Tribe and any person directly or indirectly controlled by the Tribal Council, Board of Directors or Authority Board; "control," as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person will be deemed to be control.

                  6.1.16 "Tribal Council" shall mean a quorum of all qualified voters of the Tribe, duly convened as the governing body pursuant to the Tribe's Constitution.

                  6.1.17 "Tribal Entity" means any entity created or owned by the Tribe for economic or Governmental purposes and any entity which is controlled by the Board of Directors. An entity shall be deemed controlled by the Board of Directors if a majority of persons serving on the body which governs the entity are chosen by or are required to be members of the Board of Directors.

                  6.1.18 "Tribe" means the Dry Creek Rancheria Band of Pomo Indians.

Article 7. River Rock Entertainment Authority

         The Authority's assets shall be all Gaming Enterprise Assets and all Gaming Enterprise Tribal Rights, together with whatever other assets it develops or acquires by other means as provided in this Ordinance.

Article 8. Authority Board

         8.1 There is hereby established an Authority Board, the purpose of which is to carry out the duties and powers of the Authority as set forth in this Ordinance.

         8.2 The Authority Board shall consist of five (5) members, except as it may be expanded in accordance with Section 9.6 below.

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         8.3 Upon formation of the Authority, the members of the Board of
Directors shall be deemed to be appointed as the Authority Board.

         8.4 The terms of the Authority Board members shall coincide with their positions on the Board of Directors, and shall expire coincident therewith, at which time their successors on the Board of Directors shall take their place on the Authority Board.

         8.5 The Authority Board shall decide among itself, every two years by majority vote, on persons to serve as Chairman, Secretary and Treasurer ("Authority Board Officers"). Officers may be elected to successive terms.

         8.6 No member of the Authority Board shall be liable to any creditor of the Authority by reason of his or her status as a member, or by reason of acts done in the course of his or her official duties.

         8.7 A majority of the Authority Board shall constitute a quorum and may act for the Authority through resolutions ("Official Action"), provided all members of the board shall have received due notice of the meeting at which any Official Action took place. For these purposes 24 hours actual notice of a meeting to take place within a 25-mile radius of the Tribe's reservation shall be deemed reasonable notice and opportunity to attend. Any two members of the Authority Board, or the Board Chairperson, may call a special meeting, which may be in person or by telephonic conference.

         8.8 Regular meetings of the Authority Board shall be held at least once per month. Meeting dates, times and places shall be set by Official Action. Notices of meetings shall be promptly filed with the board's Secretary and with the Tribal Secretary, who shall post such notices in the same manner as notices are posted regarding Tribal Board of Directors meetings. Meetings at which Official Actions are taken shall be held on five days' written notice to each member of the board, provided that emergency meetings, so determined by Official Action, may be held on reasonable notice.

         8.9 Meetings of the Authority Board shall be conducted in accordance with Robert's Rules of Order, provided that the Chairman of the Authority Board shall be permitted to vote on any matter except where disqualified for a conflict of interest.

         8.10 The Authority Board shall keep complete and accurate records of all meetings and actions taken.

         8.11 Members of the Tribal Council may attend any meeting of the Authority Board, except those held in executive session. Executive sessions may be held with respect to consideration of legal advice and strategies, personnel matters, and any other matter in which debate or consideration could be detrimental to the best interests of the Tribe, provided that all Official Actions taken shall be in open session only.



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Article 9. Operation of Authority

         9.1 The Authority Board shall keep full and accurate financial records, make periodic reports to the Tribal Council and submit a complete annual report, in written form, to the Board of Directors as required by the provisions of this Ordinance.

         9.2 The members of the Authority Board may receive compensation for their services as set by the Tribal Council. Members of the board shall be reimbursed for actual expenses incurred in the discharge of their duties, including necessary travel expenses.

Article 10. Perpetual Succession

         10.1 The Authority shall have perpetual succession in its name.

Article 11. Ability to Sue and Be Sued

         11.1 By adopting this Ordinance, the Tribal Council hereby gives its irrevocable consent to allowing the Authority, through Official Action and subject to the limitations herein, to sue and to be sued in its name, or to submit to arbitration or alternative dispute resolution any controversy arising under, or upon, any contract, claim or obligation arising out of its activities under this Ordinance, and hereby authorizes the Authority, through Official Action, to agree by contract to waive any of its immunity from suit or other legal process and any or all rights it may have to resolve disputes in a court or other forum of the Tribe, with enforcement arising from such waivers being permitted as against any Authority assets or Gaming Enterprise Assets to the extent not constituting Real Property and not in contravention of federal law; but except to the extent of enforcement or remedies as against assets of the Authority or Gaming Enterprise Assets not constituting Real Property, the Tribe shall not be liable for the debts or obligations of the Authority, and the Authority shall have no power to pledge or encumber the assets of the Tribe other than assets of the Authority and Gaming Enterprise Assets not constituting Real Property. This action does not constitute a waiver of any immunity of the Tribe or a delegation to the Authority of the power to make any waiver of the immunity of the Tribe, except with respect to assets of the Authority and Gaining Enterprise Assets not constituting Real Property. The Authority's ability to sue and be sued and to waive its immunity from suit or other legal process shall at all times remain with the Authority Board to be granted by duly adopted resolution. Notwithstanding anything herein to the contrary, the grant of power herein to sue and to be sued shall not in and of itself constitute a waiver of immunity whatsoever. Any waiver of immunity by the Authority shall be in writing only, limited in scope to the express matters with which to which it is given, and as to the remedies and other conditions set forth therein.

         11.2 Consistent with the foregoing and subject to its limitations, the Authority, by Official Action, shall have the authority to consent (i) to the exercise of jurisdiction over any suit or over the Authority by the State Courts of California or any other state, the federal courts sitting in any state, the tribal courts of the Tribe or any other Indian tribe, or the courts of any United States territory or foreign jurisdiction, and (ii) to arbitration or alternative dispute resolution. Such authority shall at all times remain with the Authority Board to be granted by Official Action.

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         11.3 Except as expressly provided in this section, the Tribe by the adoption of this Ordinance and the establishment of the Authority is not waiving its sovereign immunity in any respect or consenting to the jurisdiction of any court, except to permit enforcement as against assets of the Authority and Gaming Enterprise Assets not constituting Real Property as permitted by this Ordinance. This section shall be strictly construed with a view toward protecting Tribal assets-that from the reach of creditors and others, other than assets of the Authority and Gaming Enterprise Assets not constituting Real Property.

Article 12. Obligations

         12.1 The Authority may obtain financing and issue Obligations from time to time in its discretion for any of its purposes and may also refinance and issue refunding obligations for the purpose of paying or retiring Obligations as it may determine, including Obligations on which the principal, interest and premium, if any, are payable:

                  12.1.1 exclusively from the income and revenues of Authority Projects financed with the proceeds of such Obligations, or with such income and revenues together with a grant or subsidy from the Federal, state or Tribal government in aid of such establishment or development;

                  12.1.2 exclusively from the income and revenues of certain designated Authority Projects whether or not they were financed in whole or in part with the proceeds of such obligations; or

                  12.1.3   from its revenues generally.

         12.2 Any such Obligations may be additionally secured by a pledge of any revenues of or any other property of the Authority, including Gaming Enterprise Assets not constituting Real Property.

         12.3 Neither the members of the Authority Board nor any person executing the Obligations shall be liable personally on the Obligations by reason of issuance thereof.

         12.4 The Obligations of the Authority shall not be a debt of the Tribe and the Obligations shall so state on their face, except that the Obligations may be enforceable against Gaming Enterprise Assets not constituting Real Property.

         12.5 Obligations shall be issued and sold in the following manner.

                  12.5.1 Obligations of the Authority shall be authorized by a resolution adopted by the vote of a majority of all of the members of the Authority Board and may be issued in one or more series.

                  12.5.2 The Obligations shall bear such dates, mature at such times, bear interest at such rates, be in such denominations, be in such form, either couponed or registered, carry such conversion and registration privileges, have such rank or priority, be executed in such manner, be payable in such medium of payment and at such places, and be subject to such terms of redemption, with or without premium, as such resolution may provide.


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                  12.5.3 The Obligations may be sold at public or private sale at such price or prices as the authorizing resolution may provide.

                  12.5.4 In the case of members of the Authority Board whose signatures appear on any of the Obligations cease to be members before the delivery of such Obligations, the signatures shall, nevertheless, be valid and sufficient for all purposes, the same as if the members had remained in office until delivery.

                  12.5.5 Obligations of the Authority may be in negotiable form.

                  12.5.6 In connection with the issuance of Obligations and to secure the payment of such Obligations, the Authority, subject to the limitations in this Ordinance, may:

                           a. Pledge all or any part of the gross fees or
revenues of the Authority to which its rights then exist or may thereafter come into existence;

                           b. Provide for the powers and duties of Obligees and
limit their liabilities; and provide the terms and conditions on which such Obligees may enforce any covenant or rights securing or relating to the Obligations;

                           c. Subject to exception with respect to revenues of
the Authority used for governmental programs, Covenant against pledging all or any part of the fees and revenues of the Authority or against mortgaging or encumbering any or all of the real or personal property of the Authority to which its title or right then exists or may thereafter come into existence or permitting or suffering any lien on such revenues or property;

                           d. Covenant with respect to limitations on the right
of the Authority to sell, lease or otherwise dispose of any Authority Project or any part thereof;

                           e. Covenant as to what other or additional debts or
obligations may be incurred by it;

                           f. Covenant as to the Obligations to be issued and as
to the issuance of such Obligations in escrow or otherwise, and as to the use and disposition of the proceeds thereof;

                           g. Provide for the replacement of lost, destroyed or
mutilated Obligations;

                           h. Covenant against extending time for the payment of
its Obligations or interest thereon;

                           i. Redeem the Obligations and covenant for their
redemption and provide for the terms and conditions thereof;

                           j. Covenant concerning any fees to be charged in the
operation of the Gaming Enterprise or any Gaming Enterprise Assets or Other Businesses, the amount to be raised each year or other period of time by such fees and other revenues, and as to the use and disposition to be made thereof;


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                           k. Create or authorize the creation of special funds
for monies held for construction, development or operating costs, debt service, reserve or other purposes, and covenant as to the use and disposition of the movies held in such funds;

                           1. Prescribe the procedure, if any, by which the
terms of any contract with holders of Obligations may be amended or abrogated, the proportion of outstanding Obligations the holders of which must consent thereto, and the manner in which such consent may be given;

                           m. Covenant as to the use, maintenance and
replacement of the real and personal property of the Authority, the insurance to be carved thereon and the use and disposition of insurance proceeds;

                           n. Covenant as to the rights, liabilities, powers and
duties arising upon the breach by it of any covenant, condition or obligation;

                           o. Covenant and prescribe as to events of default and
terms and conditions upon which any or all of its Obligations become or may be declared due before maturity, and as to the terms and conditions upon which such declaration and its consequences may be waived;

                           p. Vest in any Obligees or any proportion of them the
right to enforce the payment of Obligations or any covenant securing or relating to the Obligations;

                           q. Exercise all or a part or a combination of the
powers granted in this section;

                           r. Make covenants other than and in addition to the
covenants expressly authorized in this section, of like or different character;

                           s. Make any covenants and do any acts and things
necessary or convenient or desirable in order to secure its Obligations, or, in the absolute discretion of the Authority, tending to make the Obligations more marketable although the covenants, acts or things are not enumerated in this section;

                           t. Pledge, mortgage or grant a security interest in
all or any part of the assets of the Authority and all Gaming Assets not constituting Real Property; and

                           u. Waive, conditionally or unconditionally, the
sovereign immunity of the Authority, provided that the Authority shall not have any power to waive any of the privileges or immunities of the Tribe, or to grant or purport to grant any right, lien or interest in any of the assets of the Tribe, other than assets of the Authority or Gaming Enterprise Assets not constituting Real Property.

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Article 13. Reports of the Authority

         13.1 The Authority Board shall prepare and submit to the Tribal Council within thirty (30) days after the close of each quarter a quarterly report, signed by the Authority Board Chairperson, showing:

                  13.1.1   a summary of the quarter's activities;

                  13.1.2 the financial condition of the Authority and of each Authority Project and Other Business;

                  13.1.3   any significant problems and accomplishments;

                  13.1.4   plans for the following quarter; and

                  13.1.5 such other information as the Authority Board or the Tribal Council deems pertinent.

         13.2 The Authority Board shall prepare and submit to the Tribal Council within forty-five (45) days after the close of each fiscal year an annual report, signed by the Chairperson, showing:

                  13.2.1   a summary of the year's activities;

                  13.2.2 the complete financial condition of the Authority and of each Authority Projects including a detailed report outlining the operations of the Authority and of each Authority Projects;

                  13.2.3   any significant problems and accomplishments;

                  13.2.4   plans for the following year; and

                  13.2.5 such other information as the Management or the Tribal Council deems pertinent.

Article 14. Finances and Accounting

         14.1 The fiscal year of the Authority shall be the fiscal year of the Tribe.

         14.2 The quarters for Authority reporting purposes shall be as follows:
October 1 through December 31; January 1 through March 31; April 1 through June 30; and July 1 through September 30.

         14.3 The Authority Board shall establish and install as to the Authority and each Authority Project in which it has any control, an accounting system (1) in conformity with generally accepted accounting principles applicable to the authority or project, and (2) necessary and advisable, in the reasonable discretion of the Authority Board in order to manage the assets of the Authority. Such accounting system shall insure the availability of information as may be necessary to comply with Federal, State and Tribal regulatory requirements.

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         14.4 The accounts and records of the Authority and each of its
Authority Projects shall be audited at the close of each fiscal year and as otherwise required by law. Copies of such audit reports shall be furnished to the Board of Directors.

         14.5 The books, records and property of the Authority shall be available for inspection at all reasonable times by authorized representatives of the Tribe.

Article 15. Indemnification of Officers, Employees and Board Members of the Authority

         15.1 The Authority shall indemnify any officer, employee or member of the Authority Board of the Authority, any former officer, employee or member of the Authority Board of the Authority, and any person who may have served at its request as an officer, employee or member of the Authority Board of the Authority, against reasonable expenses actually and necessarily incurred by that person in connection with the defense of any action, suit or proceeding in which that person is made a party by reason of being or having been such officer, employee or member of the Authority Board of the Authority except in relation to matters as to which that person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of duty; or except in relation to matters in which such employee was acting beyond the scope of their employment. The Authority shall also reimburse any officer, employee or member of the Authority Board of the Authority reasonable costs of settlements of any such action, suit or proceeding if it shall be found by a majority of the Authority Board of the Authority other than the members of the Authority Board involved in the matter in controversy (whether or not a quorum exists), that it is in the best interest of the Authority and the Tribe that such settlement be made and that such officer, employee or member of the Authority Board of the Authority was not guilty of gross negligence or intentional misconduct, or acting beyond the scope of their employment. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights which such officer, employee or member of the Authority Board of the Authority may be entitled to receive.

Article 16. Personal Interest

         16.1 During his or her tenure and one year thereafter, no officer or employee of the Authority, or any member of the Authority Board, or any other public official who exercises any responsibilities or functions with respect to a Authority Projects or Other Business shall voluntarily acquire any interest, direct or indirect, in any Authority Projects or in any property included or planned to be included in a Authority Projects or in any contract or proposed contract relating to any Authority Projects. If any member of the Authority Board, officer or employee of the Authority involuntarily acquires any such interest, or voluntarily or involuntarily, acquired any such interest prior to appointment or employment as a board member, officer or employee, the board member, officer or employee, in any such event, shall immediately disclose his or her interest in writing to the Authority, such disclosure shall be entered in the minutes of the Authority, and such member of the Authority Board, officer or employee shall have sixty (60) days to dispose of such interest. In the interim, the member of the Authority Board, officer or employee shall not participate in any action by the Authority relating to the property or contract in which he or she has any such interest. This section shall not be applicable to the acquisition of any interest in Obligations of the Authority issued in connection with any Authority Projects or Other Business, or to the execution of agreements by banking institutions for the deposit or handling of funds in connection with any Authority Projects or Other Business or to act as trustee under any trust indenture, or to utility services the rates for which are fixed or controlled by a governmental agency, or to membership on the Authority Board of the Authority as provided in this Ordinance. The Authority Board may, by resolution, waive any of the provisions of this Section.



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Article 17.       Bond

         17.1 The Authority Board, on behalf of and in the name of the Authority, shall obtain or provide for the obtaining of adequate fidelity bond coverage of its officers, agents, or employees handling cash or authorized to sign checks or certify vouchers.







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